Exhibit 99.1

For More Information Contact:

Investor Relations
Rick Etskovitz, Chief Financial Officer
Astea International Inc.
215-682-2500
retskovitz@astea.com

FOR IMMEDIATE RELEASE:

Astea Reports First Quarter 2010 Results

Horsham, PA, May 12, 2010— Astea International Inc. (NASDAQ:ATEA), a global provider of service lifecycle management and mobility solutions, today released financial results for the first quarter of 2010.

For the first quarter ended March 31, 2010, Astea reported revenues of $4.7 million compared to revenues of $4.8 million for the same period in 2009.  Net loss for the first quarter was $1.1 million or ($.33) per share, compared to a net loss of $728,000 or ($.23) per share for the same period in 2009.  License revenues were $974,000 compared to $510,000 in 2009. Total service and maintenance revenues were $3.7 million compared to $4.3 million in 2009.

“We are very pleased that we successfully signed three new enterprise deals this quarter. However, the revenue from the largest deal could not be recognized due to complex software revenue recognition rules. We expect to recognize that revenue later this year,” stated Zack Bergreen, CEO of Astea International. “We expect recent sales activity to drive sequential revenue growth as these new customers have very aggressive plans for expanding the solution globally in a short period of time. While we remain cautious from a near-term perspective, our longer term optimism continues to grow. We will continue to execute against our sales and marketing investment strategy to position Astea for market share gains as the economic environment continues to improve.”

FIRST QUARTER HIGHLIGHTS

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Attained an impressive set of new customers such as Asia's leading provider of integrated IT services and solutions who will be deploying Astea’s end to end Astea Alliance suite for more than 800 users; Astea also signed a leading telecommunication solutions provider who will be leveraging Astea’s end to end solution suite with an increased emphasis on real-time mobility and workforce scheduling optimization, initially the deployment will be for more than 200 users with plans for further  global expansion; and a large IT services company in Japan who will be leveraging Astea’s robust and comprehensive solution suite for more than 600 users.

•	This quarter Astea also sold additional licenses to existing customers, for both the Astea Alliance and FieldCentrix solutions, as they continued to expand configurations and deploy additional users.

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Announced that Fullcircle Technologies, a leading provider of mobile technology solutions for the transport and logistics industries, is the authorized and exclusive value-added reseller for Astea International in South Africa. This powerful partnership is already yielding results and has recently produced a new customer, a leading provider of services to South African retail organizations. This company will be leveraging Astea’s innovative service lifecycle management and mobile workforce solutions in conjunction with Fullcircle’s deep mobility expertise to drive financial and operational efficiencies for their service operations. Fullcircle Technologies will act as an exclusive value-added reseller of Astea’s solutions, giving their current and future customers access to customer management; service management; asset management; forward and reverse logistics management; mobile workforce management; and dynamic workforce scheduling optimization solutions.

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Introduced Astea Alliance, version 10.0. This release is by far Astea’s most comprehensive release to date. Astea Alliance 10.0 focuses on enabling and easily facilitating service organizations to confidently and effectively create, support and manage a truly virtual service delivery network for both financial and operational efficiencies. With workforce collaboration, analytics, third party and vendor management, ITIL support and much more, organizations can feel confident that they are implementing best practices and delivering a consistent level of service around the globe, greatly improving customer satisfaction.

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For the fifth year in a row Astea has successfully attained Gold Certified status in the Microsoft Partner Program with competencies in ISV (Independent Software Vendor)/Software and Mobility Solutions, recognizing Astea’s expertise and total impact in the technology marketplace. As a Gold Certified partner, Astea has demonstrated expertise with Microsoft technologies and proven their ability to meet customers’ needs. Microsoft Gold Certified Partners receive a rich set of benefits, including access, training and support, giving them a competitive advantage in the marketplace.

Astea will host a conference call that will be broadcast live over the Internet on May 13, 2010 at 11:00 AM ET to discuss the Company's first quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea International (NASDAQ: ATEA) is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management. Astea’s solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 400 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com.   Service Smart.  Enterprise Proven.

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© 2010 ASTEA INTERNATIONAL INC. ASTEA AND ASTEA ALLIANCE ARE TRADEMARKS OF ASTEA INTERNATIONAL INC.  ALL OTHER COMPANY AND PRODUCT NAMES CONTAINED HEREIN ARE TRADEMARKS OF THE RESPECTIVE HOLDERS.

This press release contains forward-looking statements and expectations of future results that are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea’s products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company’s financial results are included at length in the Company’s Form 10-K for the fiscal year ended December 31, 2009, as supplemented in the 10-Q for the Quarter ended March 31, 2010 as filed with the Securities and Exchange Commission.